UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2022
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DYNEX CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-9819		52-1549373
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)
4991 Lake Brook Drive, Suite 100
Glen Allen, Virginia			23060-9245
(Address of principal executive offices)			(Zip Code)
	(804)	217-5800
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DX	New York Stock Exchange
6.900% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share	DXPRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of its ongoing succession planning process, on July 15, 2022, the Board of Directors (the "Board") of Dynex Capital, Inc. (the “Company”) approved the appointment of Robert S. Colligan as the Company’s Executive Vice President, Chief Financial Officer, and Secretary, effective as of the close of business on August 5, 2022. Mr. Colligan will also serve as the principal financial officer of the Company, effective as of the same date. Mr. Colligan will join the Company on July 18, 2022 to assist with the transition of duties and responsibilities. In connection with Mr. Colligan’s appointment, Stephen J. Benedetti, the Company’s Executive Vice President, Chief Financial Officer, Chief Operating Officer, Secretary, and principal financial officer will step down from his officer positions with the Company, effective as of the close of business on August 5, 2022. Mr. Benedetti will continue his employment with the Company through August 31, 2022 to transition his duties and responsibilities and assist with various projects.

In connection with his separation from service, if Mr. Benedetti signs and does not revoke a waiver and release of claims in favor of the Company, Mr. Benedetti will receive the severance payments and benefits described in his Employment Agreement, dated August 28, 2020 (the “Benedetti Employment Agreement”) with respect to a termination by the Company without cause not in connection with a change in control. The Benedetti Employment Agreement is filed as Exhibit 10.3 to the Current Report on Form 8-K filed on September 3, 2020. Mr. Benedetti is bound by confidentiality, non-solicitation and non-competition covenants under the Benedetti Employment Agreement.

Mr. Colligan, age 51, joins the Company after serving as the Chief Financial Officer at Chimera Investment Corporation, a real estate investment trust with a focus on residential mortgage loans, asset securitization, and mortgage-related securities, from May 2013 to June 2021. Since June 2021, Mr. Colligan has served as a consultant to and advised entrepreneurs and early-stage companies. From 2008 to May 2013, Mr. Colligan served as Controller at Starwood Capital Group. Earlier in his career, Mr. Colligan worked for Merrill Lynch and Bear Stearns on financial reporting, strategy and investor relations matters. Mr. Colligan began his career at PricewaterhouseCoopers serving audit clients and later served tax clients from the firm’s national tax department. Mr. Colligan received a Master’s in Taxation from the George Washington University and a Bachelor of Science degree in accounting from Villanova University. Mr. Colligan is a Certified Public Accountant.

There are no arrangements or understandings between Mr. Colligan and any other person pursuant to which he was selected for the positions to which he was appointed. There are no family relationships between Mr. Colligan and any director or executive officer of the Company, and Mr. Colligan has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company and Mr. Colligan entered into an employment agreement, dated as of July 18, 2022 that sets forth the terms of his employment as the Company’s Executive Vice President, Chief Financial Officer (the “Colligan Employment Agreement”). The Colligan Employment Agreement provides for an initial three-year term, which will be extended automatically for an additional year at the end of the initial term and each year thereafter, unless either the Company or Mr. Colligan gives written notice of non-renewal at least 90 days prior to the end of the then-current term. Upon a Change in Control (as defined in the Colligan Employment Agreement), the term of the Colligan Employment Agreement will be extended automatically for a period of two years.

The Colligan Employment Agreement provides for an annual base salary of $500,000, which may be increased or decreased, but not below $500,000 without Mr. Colligan’s consent, and may not be decreased following a Change in Control. Mr. Colligan is eligible to receive annual cash incentive awards pursuant to the Dynex Capital, Inc. Annual Cash Incentive Plan (or any successor plan). The minimum target annual cash incentive award for Mr. Colligan will be not less than 150% of his base salary, and the maximum annual cash incentive award will be not less than 300% of his base salary. Mr. Colligan’s annual cash incentive award opportunity will be prorated based on time worked during 2022. Mr. Colligan will be eligible to receive annual long-term incentive awards pursuant to the Dynex Capital, Inc. 2020 Stock and Incentive Plan (or any successor plan) in the discretion of the Compensation Committee of the Board (the "Compensation Committee") at the target amount of not less than $652,500, with the target amount of any 2022 long-term incentive award adjusted for the partial year of employment.

Mr. Colligan will be entitled to participate in the employee and executive benefit plans and programs offered by the Company in which other senior executives of the Company are eligible to participate, including medical, dental, life and disability insurance and retirement, deferred compensation and savings plans, in accordance with the terms and conditions of such plans. Mr. Colligan will also be eligible for a Company-provided cell phone, personal data assistant, and business-related usage fees for such items, as well as a reimbursement for the cost of an annual concierge medical services program generally up to $10,000 per year.

Under the Colligan Employment Agreement, Mr. Colligan’s employment may be terminated by the Company with or without Cause (as defined in the Colligan Employment Agreement). If Mr. Colligan resigns for Good Reason (as defined in the Colligan Employment Agreement) or Mr. Colligan’s employment is terminated by the Company without Cause, not in connection with a Change in Control, after six (6) months following the date Mr. Colligan’s employment with the Company commences (the “Effective Date”), subject to the execution and non-revocation of a release of claims in favor of the Company, Mr. Colligan will be entitled to receive a lump sum severance payment equal to: (x) if termination occurs after six months following the Effective Date but prior to the date that is 12 months following the Effective Date, the sum of (i) an amount equal to one-half times Mr. Colligan’s annual base salary plus (ii) an amount equal to the monthly cost of coverage under the Company’s medical, dental, life and disability plans in which Mr. Colligan and his dependents were covered (the “Company Welfare Plans”) for six months following termination; (y) if termination occurs on or after the date that is 12 months following the Effective Date but prior to the date that is 24 months following the Effective Date, the sum of (i) an amount equal to one times Mr. Colligan’s annual base salary plus (ii) an amount equal to the monthly cost of coverage under the Company Welfare Plans for 12 months following termination; or (z) if termination occurs on or after the date that is 24 months following the Effective Date, the sum of (i) an amount equal to one times Mr. Colligan’s annual base salary plus (ii) an amount equal to one times Mr. Colligan’s cash incentive award for the year immediately preceding the year of termination, plus (iii) an amount equal to the monthly cost of coverage under the Company Welfare Plans for 12 months following termination. If Mr. Colligan receives severance under the circumstances described above, he will also receive a prorated annual cash incentive award for any incomplete performance period as of the date of termination (prorated for time through the date of termination and for performance based on actual performance at the end of the applicable performance period) (“Pro Rata Annual Incentive Award”).

Any outstanding equity awards granted to Mr. Colligan that are not performance-based will be governed by the terms of his award agreements, and a pro rata portion of Mr. Colligan’s outstanding performance-based equity awards will remain outstanding and eligible to vest based on actual performance at the end of the applicable performance period.

The Colligan Employment Agreement contains a “double trigger” provision for severance in a Change in Control context. If Mr. Colligan resigns for Good Reason or Mr. Colligan’s employment is terminated by the Company without Cause on or within two years after a Change in Control, subject to the execution and non-revocation of a release of claims in favor of the Company, Mr. Colligan will be entitled to receive a lump sum severance payment equal to the sum of (A) 2.99 times the sum of Mr. Colligan’s annual base salary and the average of the annual cash incentive awards paid for the prior three calendar years, subject to such adjustment deemed appropriate by the Compensation Committee if Mr. Colligan has worked less than three calendar years; (B) a Pro Rata Annual Incentive Award (with performance being calculated at maximum); and (C) an amount equal to the monthly cost of coverage under the Company Welfare Plans for 36 months following termination. Additionally, Mr. Colligan’s unvested equity awards will immediately become fully vested and exercisable and otherwise be paid, with performance for any performance-based equity awards to be determined based on the terms of the applicable grant agreement.

For purposes of Section 280G of the Internal Revenue Code, the Colligan Employment Agreement provides for Change in Control severance benefits on a “best net” approach, under which the Change in Control severance benefits will be reduced to avoid the golden parachute excise tax under Section 4999 of the Internal Revenue Code only if such a reduction would cause Mr. Colligan to receive more after-tax compensation than without a reduction.

If Mr. Colligan’s employment terminates due to disability, subject to execution and non-revocation of a release of claims, or due to death, Mr. Colligan (or his estate, in the event of death) will be entitled to receive (A) the Pro Rata Annual Incentive Award for the year of termination and (B) full vesting of any unvested equity awards, with performance for any performance-based equity awards to be determined based on the terms of the applicable grant agreement.

Additionally, if Mr. Colligan's employment terminates for any reason, Mr. Colligan or his estate, if applicable, will be entitled to receive his annual base salary through the date of termination, any incentive compensation for a prior performance period that has been earned but not yet paid, reimbursement for any unreimbursed business expenses, and accrued but unused vacation time as of the termination date, regardless of whether Mr. Colligan signs a release of claims.

The Colligan Employment Agreement provides for a clawback of any incentive compensation paid by the Company, including both equity and cash compensation, to the extent required by federal or state law or regulation or stock exchange requirement. Mr. Colligan is subject to certain restrictive covenants in favor of the Company, including confidentiality covenants, as well as non-competition and non-solicitation covenants that apply during Mr. Colligan’s employment and for one year following Mr. Colligan’s termination of employment.

The foregoing summary of the Colligan Employment Agreement is qualified in its entirety by reference to the full text of the Colligan Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01    Other Events.

On July 18, 2022, the Company issued a press release announcing the appointment of Mr. Colligan to succeed Mr. Benedetti as the Company’s Executive Vice President, Chief Financial Officer, and Secretary. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement by and between Dynex Capital, Inc. and Robert S. Colligan, dated as of July 18, 2022.
99.1	Press Release, dated July 18, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date:	July 18, 2022	By:	/s/ Jeffrey L. Childress
Jeffrey L. Childress
Vice President and Controller